UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

November 9, 2005

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

The information contained in Items 7.01 and 8.01 (including Exhibit 99.1) of this Current Report is furnished pursuant to those Items and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, such information shall not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

On October 24, 2005 Hurricane Wilma moved across South Florida causing extensive wind and water damage and loss of electrical power to millions of homes and businesses. Our South Florida Shopper facility suffered some damage, primarily the roof which will need to be replaced, and we suffered some water damage to the sales and administrative offices. Printing and other production equipment was not damaged. Our South Florida Shoppers operations were affected by the extensive loss of power as well as issues with mail delivery. These factors caused us to delay the distribution of one publication cycle by one week, and to miss one publication cycle. We have returned to our normal publication cycle (once weekly). While there is some uncertainty as to the levels of advertising spending by our customers in the short term, revenue from our first publication following the disruption was at a similar level to revenue from the publications prior to the disruption. Our South Florida Shopper represents less than 10% of total Shoppers revenues and less than 3.5% of total company revenue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated:	November 9, 2005

By:	/s/ Sloane Levy
Vice President, General Counsel and Secretary